Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Symantec Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-07223, 333-18353, 333-39175, 333-71021, 333-47648, 333-52200, 333-81146, 333-102096, 333-119872, 333-126403, 333-140252, 333-141986, 333-148107, 333-155266, 333-170326, 333-175783, 333-179268, 333-191889, 333-212847, 333-216132, 333-219714, 333-221341, 333-223734, 333-229511, and 333-230163) and Form S-3 (Nos. 333-127958, 333-127959, 333-139230, 333-169330, 333-211513, 333-214054, and 333-221042) of Symantec Corporation of our report dated May 24, 2019, with respect to the consolidated balance sheets of Symantec Corporation as of March 29, 2019 and March 30, 2018, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended March 29, 2019, and the effectiveness of internal control over financial reporting as of March 29, 2019, which report appears in the May 24, 2019 annual report on Form 10‑K of Symantec Corporation.
Our report dated May 24, 2019 contains an explanatory paragraph that states the Company has changed its method of accounting for revenue from contracts with customers in fiscal year 2019 due to the adoption of Accounting Standards Update 2014-09 “Revenue from Contracts with Customers (Topic 606)”.

/s/ KPMG LLP
Santa Clara, California
May 24, 2019